Exhibit 10.6

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDMENT TO LICENSE AGREEMENT AND POTENTIAL Development Agreement

This AMENDMENT TO LICENSE AGREEMENT AND POTENTIAL Development Agreement (the “Development Agreement”) is made and entered into as of December 30, 2015 (the “Effective Date”) by and between Cardica, Inc., a Delaware corporation having its principal place of business at 900 Saginaw Drive, Redwood City, CA 94063 (“Cardica”), and Intuitive Surgical Operations, Inc., a Delaware corporation having its principal place of business at 1266 Kifer Road, Sunnyvale, California 94086 (“IS Ops”) and Intuitive Surgical International, Ltd., a Cayman Islands company and an indirect and wholly-owned subsidiary of the Intuitive (“ISI”), collectively as “Intuitive”). Cardica and Intuitive are individually referred to as a “Party” or collectively as the “Parties”.

Whereas, Cardica is engaged in the design and manufacturing of proprietary stapling devices for surgical procedures;

Whereas, Intuitive designs, manufactures, and sells systems, instruments and accessories for robotic-assisted minimally invasive surgery;

Whereas, Cardica and Intuitive are parties to that certain License Agreement, dated August 16, 2010 (the “License Agreement”), under which Cardica granted to Intuitive an exclusive license in the Field of Use to intellectual property rights of Cardica;

Whereas, the License Agreement contemplates, inter alia, that the Parties will enter into a development agreement, pursuant to which Cardica and Intuitive will co-develop cutting and stapling devices and clip applier devices;

Whereas, the Parties now wish to enter into this Development Agreement to set forth the terms and conditions to evaluate the feasibility of such development work, to potentially engage in such development work, to amend certain terms and conditions of the License Agreement, and to provide a mutual release of past obligations under the License Agreement.

Now therefore, in consideration of the mutual promises and agreement set forth herein, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the License Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.	Extension of Improvement Period under the License Agreement, Feasibility Evaluation and Mutual Release.

2.1     Extension of Improvement Period. The Parties agree to extend the “Improvement Period” in the License Agreement through August 16, 2018 and hereby amend the License Agreement accordingly as set forth in Section 8.1 below. As amended, the Improvement Period includes the entire time period between August 16, 2010 and August 16, 2018.

2.2     Feasibility Evaluation. Promptly after the Effective Date, the Parties shall initiate and collaborate on certain testing activities of Cardica’s MicroCutter XCHANGE®, in order for Intuitive to evaluate the feasibility of Cardica’s MicroCutter XCHANGE and decide whether to initiate a Joint Development Program (“Joint Development Program”) with Cardica to develop a new Reload and Stapler for use with Intuitive’s Surgical System, as further set forth in Section 3 (such testing and evaluation, the “Evaluation”). Such Evaluation shall be completed within the first six (6) months after the Effective Date unless the Parties otherwise agree in writing (the “Evaluation Period”). During the Evaluation Period, Cardica shall perform such testing as Intuitive shall reasonably request that is within the scope of the Evaluation and designed to evaluate whether Cardica’s MicroCutter XCHANGE will meet Intuitive’s specifications as specifically set forth in Exhibit A (the “Continuation Criteria”) and Cardica shall provide Intuitive with all data Intuitive shall reasonably request. Based on the result of such Evaluation, Intuitive shall decide whether it wishes to initiate the Joint Development Program by written notice to Cardica within sixty (60) days after the expiration of the Evaluation Period. If Intuitive notifies Cardica of its desire to initiate such Joint Development Program within sixty (60) days after the expiration of the Evaluation Period, then the Joint Development Program as set forth in Section 3 shall continue. If Intuitive notifies Cardica of its desire not to continue with such Joint Development Program, or if Intuitive does not provide Cardica with any notification of its intent within sixty (60) days after the expiration of the Evaluation Period, then the Joint Development Program as set forth in Section 3 herein shall not proceed. In the event that the Joint Development Program does not proceed because the Continuation Criteria have not been met by the end of the sixty (60) day period after the Evaluation Period, then the License Agreement shall continue as modified herein (e.g., Extension of the Improvement Period, the Mutual Release, etc.), but Section 7.3 shall not apply. In the event that testing during the Evaluation Period satisfies Intuitive that the MicroCutter XCHANGE is feasible, but Intuitive nevertheless elects not to proceed with the Joint Development Program, then the License Agreement shall continue as modified herein (e.g., Extension of the Improvement Period, the Mutual Release, etc.), and Section 7.3 shall apply.

2.3     Payment. In consideration of the extension of the Improvement Period and the feasibility Evaluation, Intuitive shall pay to Cardica a one-time, non-refundable and non-creditable payment in the amount of two million dollars (US$2,000,000) within ten (10) business days after the Effective Date.

2.4     Mutual Release In full consideration of and in exchange for the promises and consideration provided under this Article 2, each of Cardica and Intuitive hereby fully and unconditionally releases and forever discharges each other from any and all claims, causes of action, charges, complaints, demands, actions, and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, legal or equitable, that such Party may have against the other Party prior to and as of the Effective Date. It is further understood and agreed by the Parties that as a condition of this Development Agreement, Cardica and Intuitive hereby expressly waive and relinquish any and all claims, rights or benefits that they may have under California Civil Code Section 1542, which provides as follows:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

In connection with such waiver and relinquishment, the Parties hereby acknowledge that they or their attorneys may hereafter discover claims or facts in addition to, or different from, those which they now know or believe to exist, but that they expressly agree to fully, finally and forever settle and release any and all claims, known or unknown, suspected or unsuspected, which exist or may exist on their behalf against Releasees at the time of execution of this Development Agreement. The Parties further acknowledge, understand and agree that this representation and commitment is essential to each Party and that this Development Agreement would not have been entered into were it not for this representation and commitment. For clarity, the License Agreement (as amended by this Development Agreement) remains in full force and effect, and nothing contained herein shall be construed to release, waive or discharge any Party from any of its future obligations under the License Agreement.

3.	Potential Joint Development Program.

3.1     Overview. Subject to the terms and conditions of this Development Agreement, and only upon election by Intuitive as described in Section 2.2, above, the Parties will conduct a Joint Development Program with the goal of developing and obtaining regulatory approval for an 8mm Reload using Cardica’s proprietary technology and the corresponding Stapler (such Reload, the “8mm Reload”, such Stapler, the “8mm Stapler” and collectively, the “8mm Products”) for use in the Field of Use with Intuitive’s da Vinci Xi robotic surgical system or any other of Intuitive’s robotic surgical systems (the “Intuitive Surgical System”). As between the Parties, Cardica shall be responsible for the design and development of the 8mm Reload according to the specifications provided by Intuitive (the “Specifications”), and Intuitive shall be responsible for: (a) developing the 8mm Stapler that deploys the 8mm Reload in the Intuitive Surgical System; and (b) obtaining regulatory approval of the 8mm Products for use with the Intuitive Surgical System, all as set forth in the Development Plan. Each Party shall conduct the activities assigned to it under the Development Plan in a professional manner and in compliance with all applicable laws and regulations.

3.2     Development Plan. Within ninety (90) days after Intuitive notifies Cardica of its desire to initiate the Joint Development Program under Article 2, the Parties will agree on a development plan (the “Development Plan”) that sets forth the timeline and details of all development work to be conducted by the Parties in order to obtain regulatory approval for the 8mm Products for use with the Intuitive Surgical System. Intuitive shall be responsible for development work on the 8mm Stapler, and Cardica shall be primarily responsible for development work on the staple cartridges. The Development Plan shall also include a budget for the development work on the staple cartridges to be conducted (the “Development Budget”). From time to time, the Parties may amend or update the Development Plan by mutual agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.3     Joint Development Team. In the event Intuitive elects to move forward under a Development Plan, the Parties shall establish a joint development team (the “Joint Development Team” or “JDT”) to oversee the Parties’ development work under this Development Agreement. The JDT shall consist of two (2) representatives from each Party, and each representative shall have knowledge and expertise in the development of similar products. The JDT shall coordinate the Parties’ development activities under the Development Plan, oversee the implementation of the Development Plan, and provide a forum for and facilitate communications between the Parties with respect to the development of the 8mm Products. The JDT shall not have any decision making authority and all decisions regarding the development of the 8mm Products shall be made by mutual agreement of the Parties. The JDT shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every quarter. The JDT meetings may be held in person or by audio or video teleconference. Each Party shall be responsible for all of its own expenses of participating in the JDT meetings.

3.4     Development Costs

a)     Intuitive shall be solely responsible for all costs and expenses incurred in conducting the development work related to the 8mm Stapler (including for any such work performed by Cardica, at Intuitive’s request).

b)     With regard to costs and expenses incurred in conducting the development work related to the 8mm Reload (“Reload Development Costs”), Intuitive shall contribute [*] of the Reload Development Costs during the first two and one half years after the Effective Date (the “Joint Development Period”), up to a maximum amount not to exceed [*] per year and [*] in total (collectively, the “Cap”). Within thirty (30) days after the end of each quarter in the Joint Development Period, each party shall provide the other with documentation setting forth Reload Development Costs incurred by them during the preceding quarter. Intuitive will then calculate each Party’s respective share of the Reload Development Costs and, in the event Cardica incurred more costs than its [*] share, Intuitive shall pay to Cardica the balance due, subject to the Cap, for that quarter within thirty (30) days after the receipt of documentation from Cardica setting forth its Reload Development Costs. In the event that Intuitive incurred more Reload Development Costs than its [*] share in a given quarter, then any amount incurred by Intuitive over and above its share shall be applied as credit to subsequent quarters. For avoidance of doubt, Intuitive shall not be credited for any Reload Development Costs for Reload Development Work that Cardica has not authorized. In the event of a dispute between the parties with regard to Development Costs incurred by either party, the parties shall proceed as set forth above with respect to the undisputed amount, and any disputed amounts shall be resolved pursuant to the Article 10 of the License Agreement (Dispute Resolution).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

c)     Development Costs shall include parties’ internal (calculated at the FTE rate set forth below) and out of pocket costs and expenses incurred to conduct the development work under the Development Plan. For the purpose of this Development Agreement, (i) “FTE Rate” means the cost of an FTE performing development work under the Development Plan, which rate shall be calculated as (a) for an employee, [*] of that employee’s annual salary, up to a maximum of [*] per FTE per year, or (b) for a contractor, that contractor’s hourly rate of pay, up to a maximum of [*] per hour; and (ii) “FTE” means the equivalent of a full-time individual’s work, at [*] hours per year, for a twelve (12)-month period, performing development work under the Development Plan. For clarity, the Parties intend the FTE to be a unit of measurement used to calculate the amount of time dedicated to the performance of this Development Agreement. One FTE may constitute work performed by an individual whose time is dedicated solely to this Development Agreement or may be comprised of the efforts of several individuals, each of whom dedicates only part of his or her time to work under this Development Agreement.

3.5     Diligence. Each Party shall use Commercially Reasonable Efforts to conduct the development work assigned to such Party under the Development Plan. In particular, Intuitive shall use Commercially Reasonable Efforts to incorporate the 8mm Products into the Intuitive Surgical System and to obtain regulatory approval of the 8mm Products for use with the Intuitive Surgical System. Without limiting the foregoing, Intuitive shall maintain an active and ongoing development program for the 8mm Products, and for clarity, Intuitive shall not be deemed to be maintaining an active and ongoing development program for the 8 mm Product if Intuitive discontinues the development and/or commercialization activities with respect to the 8mm Product for an aggregate six (6) month period within any consecutive twelve (12) month period.

3.6     Records. Each Party shall keep complete and accurate records of the activities conducted by it under the Development Plan. The Parties shall share the progress of the development program regularly through the JPT meetings, and each Party shall, at the other Party’s reasonable request, provide the other Party access to such records in furtherance of the development program and/or to verify such Party’s compliance with this Agreement.

4.	Commercialization; Royalty.

4.1     Diligence. Intuitive shall use Commercially Reasonable Efforts to launch and commercialize the 8mm Products after regulatory approval has been obtained.

4.2     Royalty. Intuitive shall pay royalties to Cardica on the sale of the 8mm Products under the License Agreement, provided however that Section 4.2 of the License Agreement shall be amended as provided in Section 8.3 below.

5.	Special Tooling.

5.1     Tooling Costs. The Parties acknowledge that the development and manufacture of the 8mm Reloads require certain special tooling (“Tooling”) and Intuitive shall pay for the cost of such Tooling for three (3) sizes of 8mm Reload (white, blue and green) up to a total of [*]. Cardica shall provide a request for the planned purchase of such Tooling to Intuitive and Intuitive shall purchase such Tooling as soon as practicable but in no event later than thirty (30) days after receiving such request from Cardica. Intuitive shall retain title to the Tooling, which will be located in Cardica’s third party vendor, as agreed by Intuitive, until such time as [*], or as otherwise agreed to by the Parties, at which time Intuitive shall take possession of the Tooling.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.2     Use; Maintenance. Cardica shall use the Tooling for the development and manufacture of the 8mm Reloads under this Development Agreement and for no other purpose absent the prior written consent of Intuitive. Intuitive shall be responsible for the maintenance and repair cost for the Tooling.

6.	Manufacture and Supply.

6.1     Initial Supply; Purchase Order. Cardica will manufacture and supply up to [*] 8mm Reloads to Intuitive for commercial use. Intuitive shall submit purchase order(s) for the 8mm Reloads to Cardica, specifying the quantity ordered and requested delivery date (no earlier than thirty (30) days after the date of the purchase order). All purchase orders are subject to reasonable acceptance by Cardica. The term and conditions of this Development Agreement shall be controlling over any conflicting terms and conditions stated in any purchase order or any other document submitted by a Party to the other Party with respect thereto (unless the Parties shall have mutually agreed to the contrary in writing with respect to a particular instance).

6.2     Delivery; Inspection. If Cardica accepts a purchase order, then Cardica shall manufacture and supply the 8mm Reloads in accordance with the purchase order. The delivery of the 8mm Reloads shall take place EXW at Cardica’s (or its third party manufacturer’s) facility (Incoterm 2010) and Intuitive shall contract and arrange for shipping and insurance from such facility. Intuitive shall promptly inspect the 8mm Reloads upon receipt and shall notify Cardica if any 8mm Reload does not conform to the applicable 8mm Reload specifications within thirty (30) days after receipt. If Cardica agrees that the 8mm Reload supplied is non-conforming product, then Cardica shall promptly replace such non-conforming product with conforming product at no additional cost to Intuitive.

6.3     Transfer Price; Payment. Intuitive shall pay for the 8mm Reloads supplied by Cardica at a transfer price of [*] per Reload. Cardica shall invoice Intuitive for the transfer price upon delivery and Intuitive shall pay the invoiced transfer price within thirty (30) days after the receipt of the invoice.

6.4     Manufacture by Intuitive; Technology Transfer. After Intuitive has purchased up to [*] 8mm Reloads from Cardica, Intuitive will manufacture and supply the 8mm Reloads itself (or through its own contract manufacturer). Upon Intuitive’s reasonable request, Cardica shall provide Intuitive (or its third party contract manufacturer) reasonable technical assistance to transfer the manufacturing process for the 8mm Reloads. Such technology transfer shall include reasonable access to Cardica’s technical personnel familiar with the manufacturing process. Intuitive shall be responsible for and shall reimburse Cardica for the cost and expenses incurred by Cardica for providing such technical assistance, including both internal personal cost (at the FTE Rate) and out-of-pocket costs, except that the first [*] hours of FTE time shall be provided at no cost to Intuitive.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.	Term Termination.

7.1     Term. This Development Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to Section 7.2, shall remain in effect until the expiration of Intuitive’s royalty payment obligations under Section 4.2.

7.2     Termination. The Agreement may be terminated: (a) in the event testing during the Evaluation Period does not establish that Cardica’s MicroCutter XCHANGE will meet Intuitive’s specifications, (b) in the event testing during the Evaluation Period establishes that Cardica’s MicroCutter XCHANGE meets the Continuation Criteria, but Intuitive decides not to initiate the Joint Development Program or does not provide notification thereof to Cardica within sixty (60) days after the Evaluation Period; (c) upon written notification by either Party to the other Party for such other Party’s material breach of its obligations, representations and/or warranties in this Agreement, unless such other Party cures such breach within such thirty (30) day period; and/or (d) upon the termination of the License Agreement.

7.3     Effect of Early Termination. Upon any earlier termination (but not expiration) of this Development Agreement under Section 7.2(b) or a material breach by Intuitive under Section 7.2(c) (but not upon termination for a material breach by Cardica under Section 7.2(c), upon termination under Section 7.2(a) or upon termination under Section 7.2(d)):

a)     The licenses granted by Cardica to Intuitive under the License Agreement shall become non-exclusive, and the License Agreement shall be amended as set forth in Section 8.4.

b)     Cardica shall have the right to grant additional licenses under the Licensed IP. If Cardica grants any additional license to a third party for such third party to develop and commercialize any staple product covered by Licensed IP in the Field of Use and receives any Licensing Revenue, then [*] to the extent [*]. As used herein, “[*]” means [*].

7.4     Survival. Expiration or termination of this Development Agreement shall not affect any rights or obligations of either Party under this Development Agreement that have accrued before the date of expiration or termination. Except as expressly set forth herein, expiration or termination of this Development Agreement shall not affect the License Agreement, which shall continue in full force and effect (as amended by this Development Agreement). Without limiting the foregoing, the following provisions shall survive any expiration or termination of this Development Agreement: Sections 2.1, 2.4, 5, 7.4, 8.1, 8.2, 8.3, 8.4, and 9. In addition, the following provisions shall survive the earlier termination (but not the expiration) of this Development Agreement: Sections, 7.3 and 8.4.

8.	Amendment to Licensed Agreement.

8.1     Improvement Period. Section 1(j) of the License Agreement is hereby deleted and replaced in its entirety with the following:

“(j)     “Improvement Period” shall mean the period of time beginning on the Agreement Date and expiring on August 16, 2018.”

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.2     Improvement Period Patent Rights. Section 1(k) of the License Agreement is hereby deleted and replaced in its entirety with the following:

“(k)     “Improvement Period Patent Rights” shall mean: (a) any Patent Rights conceived or applied for by Cardica between August 16, 2010 and August 16, 2013; and (b) any Patent Rights conceived or applied for by Cardica in the Licensed Field between August 17, 2013 and August 16, 2018.”

8.3     Royalty. Section 4.2 of the License Agreement is hereby deleted and replaced in its entirety with the following:

“4.2.     8mm Products. Upon first commercial sale by Intuitive or an Affiliate or Sublicensee of an 8mm Reload, and for a period not to exceed [*] years from such first commercial sale, Intuitive or an Affiliate shall pay Cardica a royalty of [*] per 8mm Reload; provided however that, Intuitive shall have the right to deduct [*] of such royalty (i.e., [*] per 8mm Reload) until: the total development cost reimbursement paid by Intuitive to Cardica under Section 3.4 of that certain Development Agreement between the Parties dated December [__], 2015, minus the total deductions made by Intuitive under this Section 4.2 equals [*] of the total Cardica Development Costs incurred throughout the term of such Development Agreement. However, Intuitive is only obligated to pay Cardica any such royalty in a jurisdiction in which at least one valid granted patent owned or Controlled by Cardica has one or more claims that (i) include one or more novel features associated with such 8mm Reload and/or corresponding anvil, and (ii) would be infringed absent a license from Cardica by the use, sale, importation, or manufacture of any such 8mm Reload.”

8.4     Amendment upon Termination. In addition, upon earlier termination (but not expiration) of this Development Agreement under Section 7.2(b) or a material breach by Intuitive under Section 7.2(c) (but not upon termination for a material breach by Cardica under Section 7.2(c), upon termination under Section 7.2(a) or upon termination under Section 7.2(d)):

a)     The first sentence in Section 2.1(a) of the License Agreement shall be deleted and replaced with the following:

“Cardica hereby grants to Intuitive a worldwide, perpetual, irrevocable, non-exclusive, non-sublicenseable (except for any sublicense(s) granted by Intuitive prior to the effective date of such termination and to Intuitive Affiliates) license under the Licensed IP to practice such Licensed IP in the Field of Use, such non-exclusive license including but not limited to the right to make, have made, use, offer for sale, sell, market, import, export, distribute, and Commercialize, in any manner whatsoever, the Licensed IP in the Field of Use.”

b)     Sections 2.1(c), 2.1(d), 2.1(g), 2.2(b) and Section 2.3 are hereby deleted in their entirety.

c)     Section 5 of the License Agreement shall be deleted and replaced in its entirety with the following:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“5.     Enforcement and Defense of Licensed IP.

5.1.     Rights to Enforce. Cardica shall have the sole right but not the obligation to prosecute or seek to end at its own expense any Infringement of the Licensed IP.

5.2.     Defense of Licensed IP. If Intuitive receives notice by counterclaim, declaratory judgment action or otherwise, alleging the invalidity, unenforceability, non-infringement, misuse, or misappropriation with respect to any Licensed IP, it shall bring such fact to the attention of Cardica. Cardica shall have the sole right but not the obligation to defend such action at its own cost and expense, and Intuitive agrees to cooperate with Cardica in such defense.”

5.3.     Amount Recovered. Cardica shall retain any and all amounts recovered for the enforcement or defense of the Licensed IP.

d)     Section 6 of the License Agreement shall be deleted and replaced in its entirety with the following:

“6.     Prosecution of Patent Rights.

6.1     Prosecution and Maintenance of Patent Rights. As between the Parties, Cardica shall have the sole right, but not the obligation to prepare, file, prosecute and maintain any Licensed Patent Rights, at its own cost and expense.”

e)     Sections 9.1, 9.2 and 9.3 are hereby deleted in their entirety.

f)     The last sentence in Section 9.4 shall be deleted and replaced with the following:

“This paragraph shall not apply to any violation or infringement by a Party or its Affiliates of the Intellectual Property of the other Party or its Affiliates, or to any breach of Section 7.”

9.	Miscellaneous.

9.1     Confidentiality. All information disclosed by a Party to the other Party under this Development Agreement shall be deemed disclosed under the License Agreement and subject to the confidentiality obligations set forth therein.

9.2     Dispute Resolution. Any dispute or disagreement between the Parties under this Development Agreement shall be resolved in accordance with the dispute resolution mechanism set forth in the License Agreement.

9.3     Entire Agreement; Amendment. This Development Agreement, together with the License Agreement (as amended), constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings, whether written or oral, between the Parties, or any of the Parties, in connection with such subject matter. This Development Agreement may be amended, modified, or supplemented only by a written instrument executed by both Parties.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.4     No Waiver. No waiver of any provision of this Development Agreement, or consent to any departure from the terms of this Development Agreement, shall be effective unless the same shall be in writing and signed by the Party waiving or consenting thereto. No failure on the part of any Party to exercise, and no delay in exercising, any right or remedy under this Development Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right or remedy. The waiver by any Party to this Development Agreement of a breach of any provision of this Development Agreement shall not operate as a waiver of any subsequent breach. All rights and remedies under this Development Agreement are cumulative and are in addition to, and not exclusive of, any other rights and remedies provided by law.

9.5     Severability. If any provision of this Development Agreement is found invalid or unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be enforced to the maximum extent permissible by law and the other provisions of this Development Agreement shall remain in full force and effect.

9.6     Relationship of the Parties. This Development Agreement shall not constitute either Party the agent or legal representative of the other Party for any purpose whatsoever, and neither Party shall hold itself out as an agent of the other Party. This Development Agreement creates no relationship of joint venturers, partners, associates, employment, or principal and agent between the Parties, and both Parties are acting as independent contractors. Neither Cardica nor Intuitive is granted in this Development Agreement any right or authority to, and shall not attempt to, assume or create any obligation or responsibility for or on behalf of the other. Neither Cardica nor Intuitive shall have any authority to bind the other to any contract, whether of employment or otherwise, and Cardica and Intuitive shall bear all of their respective expenses for their operations, including the compensation of their employees and the maintenance of their offices and service facilities. Cardica and Intuitive shall each be solely responsible for their own employees and salespeople and for their acts and the things done by them.

9.7     No Election of Remedies. Except as otherwise specifically provided in this Development Agreement, the rights and remedies accorded in this Development Agreement to Cardica and Intuitive are cumulative and in addition to those provided by law, and may be exercised separately, concurrently, or successively.

9.8     Costs and Expenses. Except as expressly stated otherwise in this Development Agreement, each Party shall bear its own costs and expenses of performance of this Development Agreement.

9.9     Force Majeure. No Party shall be liable for failure to perform any of its obligations under this Development Agreement when such failure is due to fire, flood, strikes, labor troubles or other industrial disturbances, legal restriction, riot, insurrection, or any other cause beyond the reasonable ability of the Party affected thereby to control, and without such Party’s fault or negligence (“Force Majeure”), provided that any Party claiming the existence of Force Majeure shall give notice to the other Party not more than seven (7) days after the commencement of the event of Force Majeure, and shall use prompt and diligent efforts to mitigate the effects of Force Majeure.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.10     Notice. All notices, requests, demands, claims, and other communications under this Development Agreement shall be delivered in accordance with the requirements set forth in the License Agreement.

9.11     Benefits and Burdens; Assignments. This Development Agreement shall be binding upon and shall inure to the benefit of each of the Parties as well as their respective legal representatives, successors, and permitted assigns. This Development Agreement shall not be assignable or transferable, by operation of law or otherwise, by either Party without the other Party’s written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, and with the exceptions that either Party or its permitted assignee(s) may assign this Development Agreement together with any permitted assignment of the License Agreement (i) in whole or in part to an Affiliate of the assigning Party so long as the assigning Party agrees in writing to remain liable for the Affiliate’s performance of its obligations under this Agreement; or (ii) in whole to a party who acquires all or substantially all of the assets of the assigning Party or of the assets of the business of the assigning Party to which this Agreement relates; or (iii) in whole to any successor to the assigning Party by merger or consolidations; provided in each case the assignee agrees in writing to assume the assigning Party’s obligations under this Agreement. Any attempt to assign or transfer this Development Agreement or any portion thereof in violation of this Section shall be void.

9.12     Interpretation. When a reference is made in this Development Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Development Agreement unless otherwise indicated. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.1(a)” would be part of “Section 5.1”, and references to “Section 5.1” would also refer to material contained in the subsection described as “Section 5.1(a)”). The recitals to this Development Agreement constitute an integral part of this Development Agreement. Headings contained in this Development Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Development Agreement. The language used in this Development Agreement shall be deemed to be the language chosen by the Parties to this Development Agreement to express their mutual intent, and no rule of strict construction shall be applied against any Party (e.g., ambiguities, if any, in this Development Agreement shall not be construed by default against either Party simply because one or the other Party is deemed to have drafted the provision at issue). Whenever the context may require, any pronouns used in this Development Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Development Agreement, they shall be deemed to be followed by the words “but not limited to”. No summary of this Development Agreement prepared by any Party shall affect the meaning or interpretation of this Development Agreement. All references to dollars in this Development Agreement shall be to United States Dollars.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.13     Public Announcement. Neither Party or any of its Affiliates or Representatives shall issue any press release or make any public announcement or disclosure with respect to this Development Agreement or the transactions contemplated hereby, including the mutual release under the License Agreement, without the prior written consent of the other Party, which will not be unreasonably withheld or delayed, provided that in the event that a Party shall have previously approved the form of a press release or other public disclosure, the other Party shall be free to continue to disclose substantially the same information in additional public disclosures without having to obtain such Party’s consent thereto. Additionally, Intuitive acknowledges that as a public company, Cardica is required by law to file or disclose certain information with certain agencies or authorities. In connection herewith, Intuitive acknowledges that Cardica will be required to file this Development Agreement with the U.S. Securities and Exchange Commission (“SEC”) as a “material agreement” of Cardica, but Cardica shall do so with respect to this Development Agreement under a request for confidential treatment which shall be submitted to Intuitive for its approval (not to be unreasonably withheld or delayed) prior to submission. Once information is so disclosed or filed and is thereby made publicly available, Cardica shall be free to disclose substantially the same information in subsequent public filings or in public disclosures without having to first obtain Intuitive’s prior written approval.

9.14     Governing Law and Jurisdiction. This Development Agreement and any dispute arising from the performance or breach hereof shall be governed by, construed, and enforced in accordance with the laws of the State of California without regard to conflict of laws provisions.

9.15     Counterparts and Facsimile Signatures. This Development Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Facsimile execution and delivery of this Development Agreement by any of the Parties shall be legal, valid, and binding execution and delivery of such document for all purposes.

[signature page follows]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In Witness Whereof, the Parties have executed this Development Agreement in duplicate originals by their proper officers as of the Effective Date.

CARDICA, INC.	INTUITIVE SURGICAL OPERATIONS, INC.

By: /s/ Julian Nikolchev	By: /s/ Bob DeSantis

Name: Julian Nikolchev	Name: Bob DeSantis

Title: President and CEO	Title: Sr. VP Instrument Engineering

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

CONTINUATION CRITERIA

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.